Exhibit 99.1

BioAge Labs Reports Full Year 2024 Financial Results and Provides Business Updates from the Fourth Quarter of 2024

Advancement of oral, brain-penetrant NLRP3 inhibitor BGE-102, with initial clinical data expected 2H25

Progression of preclinical next-generation APJ agonists for obesity

New platform partnerships with Novartis and Lilly to discover and develop novel therapies for conditions driven by metabolic aging

RICHMOND, Calif.--BioAge Labs, Inc. ("BioAge", “the Company”), a clinical-stage biotechnology company developing therapeutic product candidates for metabolic diseases, such as obesity, by targeting the biology of human aging, today provided financial results for the full year ended December 31, 2024 and business updates for the fourth quarter ended December 31, 2024.

"The fourth quarter of 2024 was marked by key strategic decisions and solid pipeline progress,” said Kristen Fortney, Ph.D., CEO and co-founder of BioAge. “After careful evaluation of the clinical data for our APJ agonist azelaprag, we made the decision to discontinue its development. We continue to progress our chemically distinct APJ agonists. In parallel, we are advancing our development candidate BGE-102, an oral, brain-penetrant NLRP3 inhibitor with best-in-class potential across multiple metabolic conditions driven by neuroinflammation, including obesity. We have accelerated our clinical timelines for BGE-102, with initial Phase 1 data expected by year’s end. More broadly, our new research collaborations with Novartis and Lilly further validate our platform’s potential to identify novel therapeutic targets. With a robust balance sheet and multiple promising programs advancing toward the clinic, we are well-positioned to execute on our strategy and deliver transformative treatments for metabolic diseases."

Fourth Quarter 2024 Business Highlights

APJ agonists: azelaprag discontinued; Company continues to advance next-gen agonists

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In December 2024, BioAge discontinued the STRIDES Phase 2 clinical trial evaluating azelaprag, an orally available small-molecule agonist of APJ, in combination with tirzepatide for the treatment of obesity. The Company’s decision followed observations of unexpected liver transaminitis without clinically significant symptoms in some patients in the azelaprag arms of the STRIDES trial. In previous GLP toxicology studies and Phase

1 studies conducted by Amgen and BioAge, azelaprag was generally well tolerated, without predicted risk of transaminitis or liver injury.
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The Company is continuing to develop APJ agonists structurally distinct from azelaprag for obesity and related metabolic conditions.

NLRP3 inhibitors: progression of BGE-102, with initial clinical data expected 2H25

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In January 2025, BioAge nominated BGE-102, a member of its novel, proprietary class of orally available small-molecule NLRP3 inhibitors with distinctive structural and biological properties, as a development candidate. BGE-102 has potential best-in-class features, including high potency and high brain penetration, important attributes for a compound that could be used for treatment of neuroinflammation linked to conditions such as obesity.
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Potential for use in an oral combination for obesity: in preclinical models, NLRP3 inhibition has demonstrated weight loss both as a monotherapy and in combination with a GLP-1 receptor agonist
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IND-enabling experiments for BGE-102 are currently underway, with Phase 1 single ascending dose (SAD) data anticipated in 2H25 and multiple ascending dose (MAD) data anticipated in 1H26.

Platform and broader pipeline: Strategic collaborations with Novartis and Lilly

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In December 2024, BioAge established a multi-year collaboration with Novartis to discover novel targets for therapies that address age-related diseases and conditions. The collaboration will leverage insights from BioAge's unique longitudinal human aging datasets and Novartis expertise in the biology of physical exercise to identify drug targets to treat diseases related to aging. This complementary approach aims to translate insights from BioAge's platform into novel therapies that could address fundamental mechanisms of metabolic decline. Novartis will pay up to $20 million comprising upfront payments and research funding; BioAge may receive up to $530 million in future long-term research, development, and commercial milestones [link].
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In January 2025, BioAge announced that the Company has entered a strategic collaboration with Lilly ExploR&D (part of Lilly Catalyze360) to discover two therapeutic antibodies that address novel metabolic aging targets identified through BioAge's discovery platform. This collaboration complements BioAge's small molecule expertise and broadens the modalities through which the Company can address targets emerging from its proprietary platform.

Full Year 2024 Financial Results

Research and development expenses were $59.0 million for the year ended December 31, 2024, compared to $33.9 million for the same period in 2023. The $25.1 million increase in research and development expenses was primarily attributable to a $22.8 million increase in costs related to the development of azelaprag driven by the Phase 2 STRIDES trial and costs related to the manufacture of azelaprag.

General and administrative expenses were $19.2 million for the year ended December 31, 2024, compared to $14.5 million for the same period in 2023. The $4.7 million increase was primarily attributable to an increase in stock-based compensation expense associated with option grants issued in 2024 to employees, executives, board members and advisors.

Net loss was $71.1 million for the year ended December 31, 2024, or $6.63 per weighted-average common share outstanding, basic and diluted, compared to a net loss of $63.9 million, or $38.17 per weighted-average common share outstanding, basic and diluted, for the same period in 2023.

As of December 31, 2024, BioAge had approximately $354.3 million in cash and cash equivalents. Based on our current operating plan, BioAge estimates that existing cash and cash equivalents will be sufficient to fund operations and capital expenses through 2029.

About BioAge Labs, Inc.

BioAge is a clinical-stage biopharmaceutical company developing therapeutic product candidates for metabolic diseases by targeting the biology of human aging. The company’s pipeline includes novel, orally available, brain-penetrant small-molecule NLRP3 inhibitors to treat metabolic diseases and conditions driven by neuroinflammation, as well as novel APJ agonists for metabolic disorders. BioAge’s additional preclinical programs, which leverage insights from the Company’s proprietary discovery platform built on human longevity data, address key pathways involved in metabolic aging.

Forward-looking statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements related to our anticipated preclinical and clinical development activities, timing of announcements of clinical results for BGE-102, trial initiation, and regulatory filings, potential benefits of the Company’s other product candidates and platform, the potential and timing of future milestone payments under the agreement with Novartis, the success or outcomes associated with the Company’s collaboration with Lilly ExploR&D, the sufficiency of our cash and cash equivalents and current cash runway. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop, obtain regulatory approval for and commercialize our product candidates; the timing and results of preclinical studies and clinical trials; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; failure to protect and enforce our intellectual property, and other proprietary rights; failure to successfully execute or realize the anticipated benefits of our strategic and growth initiatives; risks relating to technology failures or breaches; our dependence on collaborators and other third parties for the development of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions; risks associated with current and potential future healthcare reforms; risks relating to attracting and retaining key personnel; failure to comply with legal and regulatory requirements; risks relating to access to capital and credit markets; and the other risks and uncertainties that are detailed under the heading “Risk Factors” included in BioAge’s Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 20, 2025, and BioAge’s quarterly reports and other filings with the SEC filed from time to time. BioAge undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts

PR: Chris Patil, media@bioagelabs.com

IR: Dov Goldstein, ir@bioagelabs.com

Partnering: partnering@bioagelabs.com

Web: https://bioagelabs.com

BIOAGE LABS, INC.

Unaudited Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share information)

	For the Year Ended
	December 31,
	2024	2023
Operating expenses:
Research and development	$59,036	$33,886
General and administrative	19,158	14,514
Total operating expenses	78,194	48,400
Loss from operations	(78,194)	(48,400)
Other income (expense), net:
Interest expense	(2,367)	(7,794)
Interest and other income (expense), net	9,629	2,431
Changes in fair value of warrants and derivative liabilities	73	(10,091)
Loss on extinguishment of debt	(250)	—
Total other income (expense), net	7,085	(15,454)
Net loss	$(71,109)	$(63,854)
Net loss per share attributable to common stockholders, basic and diluted	$(6.63)	$(38.17)
Weighted-average common shares outstanding, basic and dilutive	10,726,521	1,672,793
Comprehensive loss:
Net loss	(71,109)	(63,854)
Foreign currency translation adjustment	81	(3)
Total comprehensive loss	$(71,028)	$(63,857)

BIOAGE LABS, INC.

Unaudited Consolidated Balance Sheets

(in thousands, except share and per share information)

	December 31,	December 31,
	2024	2023
Assets
Current Assets:
Cash and cash equivalents	$354,349	$21,644
Restricted cash	—	3,313
Prepaid expenses and other current assets	2,754	349
Total current assets	357,103	25,306
Investments	100	100
Property and equipment, net	591	323
Operating lease right-of-use assets	200	195
Other Assets	240	—
Total assets	$358,234	$25,924
Liabilities
Current Liabilities:
Accounts payable	$1,996	$1,866
Accrued expenses and other current liabilities	11,751	7,938
Current portion of term loan	6,000	6,000
Operating lease liabilities, current	202	194
Convertible promissory notes	—	20,674
Convertible promissory notes embedded derivative liability	—	18,183
Deferred grant income	—	3,313
Deferred revenue, current	7,826	—
Total current liabilities	27,775	58,168
Deferred revenue	4,674	—
Term loan	2,502	8,201
Warrant liability	156	229
Total liabilities	35,107	66,598
Redeemable convertible preferred stock, par value of $0.00001, no shares issued and outstanding as of December 31, 2024; 31,634,362 shares authorized as of December 31, 2023, and 31,465,128 shares issued and outstanding as of December 31, 2023; aggregate liquidation preference of $131,864 as of December 31, 2023	—	132,722
Stockholders’ Equity (Deficit)
Preferred stock, $0.00001 par value; 10,000,000 shares authorized as of December 31, 2024; no shares issued and outstanding as of December 31, 2024; no shares authorized, issued, or outstanding as of December 31, 2023	—	—
Common stock, $0.00001 par value; 500,000,000 and 52,400,000 shares authorized as of December 31, 2024 and December 31, 2023, respectively; 35,850,037 and 1,673,314 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	—	—
Additional paid-in-capital	575,693	8,142
Accumulated other comprehensive income	245	164
Accumulated deficit	(252,811)	(181,702)
Total stockholders’ equity (deficit)	323,127	(173,396)
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$358,234	$25,924